EXHIBIT 23(i)



                           CONSENT OF MALONE & BAILEY


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 of Adair International Oil & Gas, Inc. of our report dated December 31, 2001 and March 31, 2002 relating to the consolidated balance sheets of Adair International Oil & Gas, Inc. as of December 31, 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the periods then ended, which report appears in the annual report on Form 10KSB as of December 31, 2001 of Adair International Oil and Gas, Inc.

Malone & Bailey, PLLC

Houston, Texas
June 14, 2002


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